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THE LOEWEN GROUP INC.                                                Exhibit 11
                                                                       For 10 Q
COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

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
                                                         Three months ended
                                                              March 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
BASIC
  Net earnings                                           $30,400      $23,700
  Less: Preferred share dividends                          2,312        2,429
                                                         -------      -------
  Net earnings available to Common shareholders           28,088       21,271

  Weighted average shares outstanding                     73,930       59,102

  Basic earnings per share                               $  0.38      $  0.36
                                                         -------      -------
                                                         -------      -------

FULLY DILUTED
  Net earnings available to Common shareholders          $28,088      $21,271
  Add: imputed earnings from dilutive options, net
    of tax effect                                          1,565        1,576
                                                         -------      -------
  Fully diluted net earnings                             $29,653      $22,847
                                                         -------      -------
                                                         -------      -------

  Weighted average shares outstanding                     73,930       59,102
  Shares issuable upon assumed conversion of
    dilutive options                                       4,738        4,887
                                                         -------      -------
  Fully diluted shares                                    78,668       63,989
                                                         -------      -------
                                                         -------      -------
  Fully diluted earnings per share                       $  0.38      $  0.36
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